Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of the 28th day of June, 2010, by and among MULTI-COLOR CORPORATION, an Ohio corporation (the “Company”), COLLOTYPE INTERNATIONAL HOLDINGS PTY LIMITED, an Australian company limited by shares and registered in South Australia (the “Australian Borrower” and, together with the Company, the “Borrowers”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and U.S. L/C Issuer (the “Administrative Agent”), and WESTPAC BANKING CORPORATION, as Australian Administrative Agent and Australian L/C Issuer (the “Australian Agent” and, together with the Administrative Agent, the “Agents”).

Recitals:

A. The Borrowers, the Lenders and the Agents are parties to that certain Credit Agreement dated as of February 29, 2008 (the “Credit Agreement”), pursuant to which, inter alia, the Lenders agreed, subject to the terms and conditions thereof, to advance Loans (as this and other capitalized terms used herein but not otherwise defined herein are defined in the Credit Agreement) to the Borrowers.

B. The Company desires to purchase, indirectly through new entities to be formed, GuidottiCentroStampa S.p.A. (“Guidotti”).

C. The acquisition by the Company of Guidotti does not meet the definition of “Permitted Acquisition” under the Credit Agreement.

D. The Company has requested, inter alia, (i) that the Lenders permit the acquisition of Guidotti, (ii) that the Lenders agree to increase the Aggregate U.S. Revolving Commitment by $20,000,000, (iii) that the Lenders agree to extend the Maturity Date of the Facilities to April 1, 2014, and (iv) that the Lenders agree to make certain other changes to the Credit Agreement as described in this First Amendment.

E. Subject to the terms and conditions of this First Amendment, the Lenders have agreed to such requests.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Borrowers, the Agents and the Lenders hereby agree as follows:

1. Amendments to Credit Agreement; Other Agreements.

(A) The following terms are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order, as new defined terms therein:

“Acquisition Co. Srl” means Centro Stampa Holding S.r.l, a società a responsabilità limitata organized under the laws of Italy.

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“Alternative Currency” means Euro and each other currency (other than Dollars) that is approved by the Lenders from time to time.

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“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

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“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $40,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

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“Dutch Security Documents” means (i) a notarial deed of pledge shares granted by Multi-Color Corporation over 100% of the shares of New Holdco BV1; and (ii) a notarial deed of pledge shares granted by New Holdco BV1 over 100% of the shares of New Holdco BV2.

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“Existing U.S. Sub-facility Lender” means a lender that is a U.S. Sub-facility Lender as of the First Amendment Effective Date.

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“First Amendment Effective Date” means the “Effective Date” as defined in the First Amendment to Credit Agreement dated as of June 28, 2010.

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“Guidotti” means GuidottiCentroStampa S.p.A., a società per azioni organized under the laws of Italy.

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“Holdco Srl” means Multi-Color Italian Holding S.r.l, a società a responsabilità limitata organized under the laws of Italy.

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“Italian Acquisition Agreement” means the Stock Purchase Agreement (as amended) by and among the Company, as “Buyer” and Paolo Guidotti, Giorgio Guidotti, Filippo Guidotti, Andrea Guidotti, Lucia Ramacciotti, and Giovanna Smaniotto as “Sellers”.

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“Italian Security Documents” means (i) a pledge granted by New Holdco BV2 over 100% of the corporate capital of Holdco Srl; and (ii) a pledge granted by Holdco Srl over 66% of the corporate capital of Acquisition Co. Srl.

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“New Holdco BV1” means MCC Labels1 Netherlands BV, a besloten vennootschap organized under the laws of the Netherlands.

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“New Holdco BV2” means MCC LABL2 Netherlands BV, a besloten vennootschap organized under the laws of the Netherlands.

(B) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Aggregate U.S. Revolving Commitment” means the aggregate amount of the U.S. Revolving Commitments of each U.S. Sub-facility Lender. The Aggregate U.S. Revolving Commitments as of the First Amendment Effective Date is One Hundred Thirty Million Dollars ($130,000,000).

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“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurocurrency Rate Loans/ BBSY Loans/Letter of Credit Fees	Applicable Margin for Base Rate Loans	Commitment Fee
1	> 3.25	3.25%	2.25%	0.40%
2	> 2.75 but < 3.25	2.75%	1.75%	0.35%
3	> 2.25 but < 2.75	2.25%	1.25%	0.30%
4	< 2.25	1.75%	0.75%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the First Amendment Effective Date through the date on which the Compliance Certificate is delivered with respect to the period ending September 30, 2010 shall be determined based upon Pricing Level 2; provided, however, that if the Consolidated Leverage Ratio set forth in the Compliance Certificate dated June 30, 2010 exceeds 3.25, the Applicable Rate shall be based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

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“Applicable Time” means, with respect to any borrowings and payments in Australian Dollars or the Alternative Currency, the local time in the place of settlement for such Australian Dollars or Alternative Currency as may be determined by the Australian Administrative Agent, the Australian L/C Issuer, the Administrative Agent or the U.S. L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

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“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency, and (c) with respect to any amount denominated in Australian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Australian Dollars.

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“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

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“Fee Letter” means each of the letter agreement, dated December 7, 2007, among the Company, the Administrative Agent and the Arranger and the letter agreement dated May 20, 2010 among the Company, the Administrative Agent and the Arranger.

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“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letter, the Australian Security Documents, the U.S. Security Documents, the Dutch Security Documents and the Italian Security Documents.

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“Maturity Date” means April 1, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day. Notwithstanding the foregoing, for the avoidance of doubt, the final scheduled principal installment of the Term A Loan is March 31, 2013.

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“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Australian Dollars or an Alternative Currency, the rate of interest per annum at which overnight deposits in Australian Dollars or the applicable Alternative Currency, as the case may be, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

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“Permitted Acquisition” means each acquisition that meets the criteria set forth in Section 7.04(c); provided, however, that the acquisition of Guidotti pursuant to the Italian Acquisition Agreement, and the intercompany transactions related thereto or entered into in connection therewith to provide for the funding of the purchase price therefore, shall be a Permitted Acquisition.

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“Restricted Foreign Subsidiary” means each of Acquisition Co. Srl, Guidotti, Holdco Srl, New Holdco BV1, New Holdco BV1, and any Foreign Subsidiary created or acquired on or after the First Amendment Effective Date pursuant to a Permitted Acquisition or in connection therewith.

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“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Australian Dollars or in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Australian Dollars or in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

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“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency, and (c) with respect to disbursements and payments in Australian Dollars, same day or other funds as may be determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Australian Dollars.

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(C) The following definitions in Section 1.01 are amended as follows:

(i) The definition of “Audited Financial Statements” is amended by deleting “2007” therefrom and inserting “2010” in its stead.

(ii) The definition of “Business Day” is amended by inserting the words “or an Alternative Currency” at the end of clause (i) of such definition.

(iii) The definition of “Excluded Taxes” is amended by deleting the last sentence thereof and inserting the following in its stead:

“Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include (i) any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor organized under the laws of Australia to any Lender hereunder or under any other Loan Document, or (ii) any withholding tax imposed at any time on payments made by or on behalf of any other Foreign Obligor to any Existing U.S. Sub-facility Lender hereunder or under any other Loan Document, provided, in each case, that such Lender shall have complied with the last paragraph of Section 3.01(e).”

(iv) The definition of “FAM Percentage” is amended by inserting the words “or an Alternative Currency” after the words “Australian Dollars” in the last sentence of such definition.

(v) The definition of “Spot Rate” is amended by inserting the words “or an Alternative Currency” after the words “in Australian Dollars”.

(vi) The definition of “U.S. L/C Advance” is amended by inserting the words “or an Alternative Currency” at the end of such definition.

(vii) The definition of “U.S. L/C Borrowing” is amended by inserting the words “or an Alternative Currency” at the end of such definition.

(viii) The definition of “U.S. Letter of Credit” is amended by inserting the words “or an Alternative Currency” at the end of such definition.

(D) Section 1.05(a) of the Credit Agreement is hereby amended by inserting the words “or in Alternative Currencies” after the words “in Australian Dollars” in such Section.

(E) Section 1.05(b) of the Credit Agreement is hereby amended and restated as follows:

Wherever in this Agreement in connection with a Committed Borrowing or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing or Letter of Credit is denominated in Australian Dollars or an Alternative Currency, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest Australian Dollar or such Alternative Currency, as the case may be, with 0.5 of an Australian Dollar or such Alternative Currency being rounded upward), as determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be.

(F) Section 2.01(b) of the Credit Agreement is hereby amended and restated as follows:

(b) Subject to the terms and conditions set forth herein, each U.S. Sub-facility Lender severally agrees to make loans (each such loan, a “U.S. Revolving Loan”) to the Company in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Commitment; provided, however, that after giving effect to any U.S. Revolving Loan, (i) the aggregate Outstanding Amount of all U.S. Revolving Loans shall not exceed the Aggregate U.S. Revolving Loan Commitments, (ii) the aggregate Outstanding Amount of the U.S. Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s U.S. Revolving Commitment, and (iii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each U.S. Sub-facility

Lender’s U.S. Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. U.S. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(G) Section 2.03(a)(i) of the Credit Agreement is hereby amended by inserting the words “, in one or more Alternative Currencies” after the words “denominated in Dollars”.

(H) Section 2.03(a)(iii) of the Credit Agreement is hereby amended by inserting the words “,one or more Alternative Currencies” after the words “other than Dollars”.

(I) Section 2.03(c)(i) of the Credit Agreement is hereby amended by inserting the following sentence after the first sentence of such Section 2.03(c)(i):

“In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the U.S. L/C Issuer in such Alternative Currency, unless (A) the U.S. L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the U.S. L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the U.S. L/C Issuer in Dollars.”

(J) Section 2.10(a) of the Credit Agreement is hereby amended by amending and restating the first sentence of such Section 2.10(a) as follows:

“All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.”

(K) Section 2.14(a) of the Credit Agreement is hereby amended by amending and restating clause (b) of the proviso at the end of such Section 2.14(a) as follows:

“(b) only the Company may receive Term A Loans and only the Company and Designated Borrowers organized under the laws of Luxembourg, the Netherlands, the United States, or the United Kingdom may receive U.S. Revolving Loans, and”

(L) Section 5.04 of the Credit Agreement is hereby amended by adding the following words to the end of such Section 5.04: “and subject to other similar customary limitations affecting enforceability of the Loan Documents under applicable Law in the relevant foreign jurisdictions.”

(M) Section 5.19(b) of the Credit Agreement is hereby amended by adding the following words at the end of such Section 5.19(b): “or is subject to reservation in accordance with Law.”

(N) Section 6.11(a) of the Credit Agreement is hereby amended by inserting the following after clause (iii) of such Section:

“, and (iv) to fund Permitted Acquisitions and other transactions incident thereto and otherwise permitted hereunder;”

(O) The preamble in Article VII of the Credit Agreement is hereby amended by inserting the words “, or any Restricted Foreign Subsidiary” after the words “any other Loan Party”.

(P) Section 7.02(c) is hereby amended and restated in its entirety as follows:

(c) (i) Investments of the Company in any other Loan Party that is a wholly-owned Subsidiary and Investments of any other Loan Party that is a wholly-owned Subsidiary in the Company or in another other Loan Party that is a wholly-owned Subsidiary; and (ii) Investments of the Company in any wholly-owned Subsidiary that is not a Loan Party and Investments of any other Loan Party or any Restricted Foreign Subsidiary in any wholly-owned Subsidiary that is not a Loan Party, in each case as described in this clause (ii), made for purposes of funding Permitted Acquisitions;

(Q) Section 7.03(e) is hereby amended by inserting the words “provided further, however, that the aggregate amount of all such Indebtedness owing by an Restricted Foreign Subsidiary at any one time outstanding shall not exceed $5,000,000;” at the end of such Section.

(R) Section 7.03(g) is hereby amended and restated in its entirety as follows:

(g) Indebtedness of (i) the Company to any other Loan Party that is a wholly-owned Subsidiary, (ii) any other Loan Party that is a wholly-owned Subsidiary to the Company or to any other Loan Party that is a wholly-owned Subsidiary, and (iii) any wholly-owned Subsidiary that is not a Loan Party to the Company or any other wholly-owned Subsidiary to the extent incurred to fund Permitted Acquisitions;

(S) Section 7.03(i) is hereby amended by inserting the words “provided further, however, that the Acquired Indebtedness of Guidotti shall not exceed €2,500,000;” at the end of such Section.

(T) Section 7.03(j) is hereby amended by inserting the words “provided further, however, that the aggregate other unsecured Indebtedness, or Indebtedness secured by a U.S. Letter of Credit, of any Restricted Foreign Subsidiary pursuant to this Section 7.03(j) shall not exceed $3,000,000;” at the end of such Section.

(U) Section 7.04 is hereby amended by amending and restating the lead-in language in such Section in its entirety as follows:

Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, acquire, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Equity Interests or assets (whether now owned or hereafter acquired), of, to or in favor of, any Person, except that, so long as no Default exists or would result therefrom:

(V) Section 7.04(a) is hereby amended and restated in its entirety as follows:

(a) (i) any Loan Party may merge with (A) the Company, provided that the Company shall be the continuing or surviving Person, or (B) any one or more other Loan Parties, provided that when any other Loan Party that is a wholly-owned Subsidiary is merging with another Subsidiary, the Loan Party that is a wholly-owned Subsidiary shall be the continuing or surviving Person; and (ii) any wholly-owned Subsidiary that is not a Loan Party may merge with the Company, any Loan Party, or any other wholly-owned Subsidiary, provided that when such wholly-owned Subsidiary is merging with the Company or a Loan Party, the Company or such Loan Party shall be the continuing or surviving Person, and provided further that when such wholly-owned Subsidiary is merging with another wholly-owned Subsidiary that is not a Loan Party but whose Equity Interests are pledged to an Agent for the benefit of the Lenders, the wholly-owned Subsidiary whose Equity Interests are so pledged shall be the continuing or surviving Person or, subject to the limitations set forth in Section 10.20, the Equity Interests of the continuing or surviving Person shall be pledged to such Agent pursuant to a pledge agreement on terms satisfactory to such Agent;

(W) Section 7.04(c) is hereby amended by amending and restating the lead-in to such Section 7.04(c) in its entirety as follows:

(c) the Company, any wholly owned Domestic Subsidiary, or any wholly owned Restricted Foreign Subsidiary may acquire any entity (each a “Permitted Acquisition”) where:

(X) Section 7.04(c)(iv) is hereby amended by inserting the following proviso at the end of such Section 7.04(c)(iv):

“provided, however, that the aggregate consideration to be paid in connection with all acquisitions by or of Restricted Foreign Subsidiaries after the First Amendment Effective Date shall not exceed $20,000,000;

(Y) Section 7.04(c)(x) is hereby amended by inserting the words “subject to the limitations set forth in Section 10.20,” at the beginning of such Section.

(Z) Section 7.04(c)(xi) is hereby amended by deleting the word “and” at the end of such Section.

(AA) Section 7.04(c)(xii) is hereby amended and restated in its entirety as follows:

(xii) in the case of an acquisition by the Company or a wholly owned Domestic Subsidiary, subject to the limitations set forth in Section 10.20, simultaneously with the closing of such acquisition, the target company (if such acquisition is structured as a purchase of equity) or the Company or such Domestic Subsidiary (if such acquisition is structured as a purchase of assets or a merger and the Company or such Domestic Subsidiary is the surviving entity) executes and delivers to the applicable Agent (a) such documents necessary to grant to such Agent for the benefit of the applicable Lenders a first priority Lien in all of the personal assets of such target company or surviving company, and their respective Subsidiaries, each in form and substance satisfactory to such Agent and (b) an unlimited Guaranty of the Obligations, or at the option of the applicable Agent in such Agent’s absolute discretion, a joinder agreement satisfactory to such Agent in which such target company or surviving company, and their respective Subsidiaries becomes a Borrower under this Agreement and assumes primary, joint and several liability for the Obligations; and

(BB) Section 7.04(c) is hereby amended by inserting the following as subsection (xiii) at the end of such Section.

(xiii) in the case of an acquisition by or of a Restricted Foreign Subsidiary, (a) the applicable Agent (1) has received and reviewed the Organization Documents of each Restricted Foreign Subsidiary involved in the transaction and such Agent is satisfied in its reasonable discretion that such Organization Documents do not contain any prohibition or condition with respect to the documents described in clause (b), below, and (2) has received evidence to its reasonable satisfaction that such acquisition and the related Investments in the Restricted Foreign Subsidiaries are not prohibited by, and the pledges and guarantees described in clause (b), below, will not be deemed null and void due to the operation of, the applicable financial assistance, corporate benefit and banking monopoly laws and regulations of the jurisdiction of the relevant Restricted Foreign Subsidiary, (b) subject to the limitations set forth in Section 10.20, simultaneously with the closing of such acquisition, each Restricted Foreign Subsidiary involved in the transaction executes and delivers to the applicable Agent (1) such documents necessary to grant to such Agent for the benefit of the applicable Lenders a pledge of the Equity Interests of each direct Subsidiary of each Restricted Foreign Subsidiary involved in the transaction, each in form and substance reasonably satisfactory to such Agent, (2) an unlimited Guaranty of the Obligations by each Restricted Foreign Subsidiary involved in the transaction, or at the option of the applicable Agent in such Agent’s absolute discretion, a joinder agreement satisfactory to such Agent in which such target company or surviving company, and their respective Subsidiaries becomes a Borrower under this Agreement and assumes primary, joint and several liability for the Obligations, and (c) simultaneously with the closing of such acquisition, each Restricted Foreign Subsidiary involved in the transaction causes to be delivered to the applicable Agent opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the applicable Agent, as may be required by the applicable Agent in its reasonable discretion.

(CC) Section 7.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Company to be less than 4.00:1.00.

(DD) Section 7.11(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Company set forth below to be greater than the ratio set forth below opposite such period:

Computation Period Ending	Maximum Consolidated Leverage Ratio
First Amendment Effective Date through June 30, 2011	3.75:1.00
September 30, 2011 through March 31, 2012	3.25:1.00
June 30, 2012 and each fiscal quarter thereafter	3.00:1.00

(EE) Section 10.01 of the Credit Agreement is hereby amended by (i) deleting the word “or” from the end of Section 10.01(g); (ii) deleting the period from the send of Section 10.01(h) and inserting “; or” in its stead; and inserting the following as a new Section 10.01(i):

“(i) amend the definition of “Alternative Currency” without the written consent of each Lender.”

(FF) The amount of each Lender’s Commitment as of the First Amendment Effective Date is set forth on the amended and restated Schedule 2.01 attached as Attachment I hereto, which hereby replaces the existing Schedule 2.01 to the Credit Agreement.

(GG) The recitals and agreements set forth on Attachment II hereto are incorporated into this First Amendment as if fully restated herein.

2. Effective Date; Conditions Precedent. The modifications to the Credit Agreement set forth in Paragraph 1, above, shall not be effective unless and until the date on which the Borrowers have satisfied all of the following conditions precedent (such date of effectiveness being the “Effective Date”):

(A) On the Effective Date and after giving effect to the amendments contained herein (i) there shall exist no Default or Event of Default, and (ii) the representations and warranties of the Borrowers under the Credit Agreement, as amended by this First Amendment, shall be true and correct as of the Effective Date, subject only to variances therefrom reasonably acceptable to the Administrative Agent, and the Administrative Agent shall have received a certificate from the Borrowers to that effect in form and substance reasonably acceptable to the Administrative Agent.

(B) The Company shall have caused each of New Holdco BV1, New Holdco BV2, and Holdco Srl to deliver to the Administrative Agent a Certificate of a duly appointed and authorized representative dated as of the Effective Date certifying that attached thereto is (i) a complete copy of resolutions adopted by its Board of Directors or similar governing body, as applicable, authorizing the execution, delivery and performance of this First Amendment and the agreements to be performed by such entity hereunder, (ii) a complete copy of its Organization Documents, and (iii) the names and specimen signatures of each of its officers authorized to sign the Loan Documents to which it is a party.

(C) The Company shall have caused the By laws of Holdco Srl to provide, inter alia, (i) the free transferability of the quotas; and (ii) that no super majority rule is applicable to any management decision or shareholder resolutions.

(D) The Company shall have caused the By laws of Acquisition Co Srl to provide, inter alia, (i) the free transferability of the quotas; (ii) that no super majority rule is applicable to any management decision or shareholder resolution; and (iii) the drag along clause in case the pledge over 66% of the corporate capital of Acquisition Co Srl is enforced.

(E) The Company shall have caused each of New Holdco BV1 and New Holdco BV2 to execute and deliver a guaranty agreement in form and substance reasonably acceptable to the Administrative Agent, pursuant to which each of New Holdco BV1 and New Holdco BV2 shall guaranty the Obligations.

(F) The Company shall have caused Holdco Srl to execute and deliver a guaranty agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which Holdco Srl shall guaranty the Obligations; provided, however, that the recourse under such guaranty agreement shall be limited to an amount equal to the total amount received (and not repaid) by Holdco Srl as an intercompany loan from New Holdco BV2.

(G) The Company shall have caused each Subsidiary Guarantor, other than New Holdco BV1, New Holdco BV2, and Holdco Srl to execute and deliver a confirmation of such Subsidiary Guarantor’s obligations under the applicable Guarantee and Collateral Agreement and in form and substance reasonably acceptable to the Administrative Agent.

(H) The Company shall have executed and delivered a pledge agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which the Company shall pledge 100% of the voting and non-voting equity of New Holdco BV1.

(I) The Company shall have caused New Holdco BV1 to execute and deliver a pledge agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which New Holdco BV1 shall pledge 100% of the voting and non-voting equity of New Holdco BV2.

(J) The Company shall have caused New Holdco BV2 to execute and deliver a pledge agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which New Holdco BV2 shall pledge 100% of the voting and non-voting equity of Holdco Srl.

(K) The Company shall have caused Holdco Srl to execute and deliver a pledge agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which Holdco Srl shall pledge 66% of the voting equity of Acquisition Co Srl, to secure the Obligations of Holdco Srl pursuant to the guaranty referenced in clause (F), above.

(L) The Company shall have executed and delivered amended and restated U.S. Revolving Loan Notes in form and substance reasonably acceptable to the Administrative Agent in favor of each Lender that requests such an amended and restated U.S. Revolving Loan Note.

(M) The Administrative Agent shall have received a legal opinion of Buren van Velzen Guelen, special Netherlands counsel to the Agents and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(N) The Administrative Agent shall have received a legal opinion of Gianni, Origoni, Grippo & Partners, special Italy counsel to the Agents and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(O) The Administrative Agent shall have received a legal opinion of Jones Day, counsel to the Company, certain Subsidiary Guarantors, Holdco Srl, and Acquisition Co. Srl in form and substance reasonably acceptable to the Administrative Agent.

(P) The Administrative Agent shall have received a fully executed copy of this First Amendment.

(Q) The Administrative Agent shall have conducted a due diligence investigation and reviewed the Organization Documents of Guidotti, New Holdco BV1, New Holdco BV2, Holdco Srl, and Acquisition Co. Srl in scope and with results satisfactory to the Administrative Agent.

(R) The acquisition of Guidotti by Acquisition Co. Srl shall have occurred or shall occur simultaneously in accordance with the terms and provisions of the Italian Acquisition Agreement.

(S) All legal matters incident to this First Amendment and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, special counsel to the Administrative Agent (the “Special Counsel”).

(T) The Administrative Agent shall have received all fees due and payable on the Effective Date pursuant to the Fee Letter.

(U) The Administrative Agent shall have received such other certificates and documents, in form and substance satisfactory to it, as it may reasonably request.

3. Other Loan Documents. Any reference to the Credit Agreement in the other Loan Documents executed and delivered pursuant to or in connection with the Credit Agreement shall, from and after the Effective Date, be deemed to refer to the Credit Agreement, as modified by this First Amendment.

4. Confirmation of Debt. The Borrowers hereby affirm all of their liabilities and obligations to the Agents and the Lenders under the Credit Agreement, the Notes and the other Loan Documents, as modified hereby or pursuant hereto, and that such liabilities and obligations are owed to the Agents and the Lenders. Each Borrower further acknowledges and agrees that as of the date hereof, it has no claims, defenses or set-off rights against any Agent or Lender of any nature whatsoever, whether sounding in tort, contract or otherwise; and there are no claims, defenses or set-offs to the enforcement by the Agents of the liabilities and obligations of the Borrowers to the Agents and the Lenders under the Credit Agreement, the Notes or the other Loan Documents.

5. Agent’s Expense. The Borrowers agree to reimburse the Administrative Agent promptly for its reasonable out-of-pocket costs and expenses incurred in connection with this First Amendment and the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and expenses of the Special Counsel, the special Netherlands counsel and the special Italy counsel.

6. No Other Modifications; Same Indebtedness. Except as expressly provided in this First Amendment, all of the terms and conditions of the Credit Agreement, the Notes and the other Loan Documents remain unchanged and in full force and effect. The modifications effected by this First Amendment and by the other instruments contemplated hereby shall not be deemed to provide for or effect a repayment and re-advance of any of the Loans now outstanding, it being the intention of the Borrowers and the Lenders hereby that the indebtedness owing under the Credit Agreement and the Notes, as amended by this First Amendment, be and hereby is the same Indebtedness as that owing under the Credit Agreement and the Notes immediately prior to the effectiveness hereof.

7. Governing Law; Binding Effect. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Section 5-1401 of the General Obligations Law of New York) and shall be binding upon and inure to the benefit of the Borrowers, the Agents and the Lenders and their respective successors and assigns.

8. Counterparts. This First Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed a fully executed agreement. Any party hereto may execute and deliver a counterpart of this First Amendment by delivering by facsimile or email transmission a signature page of this First Amendment signed by such party, and any such facsimile or email signature shall be treated in all respects as having the same effect as an original signature. Any party delivering by facsimile or email transmission a counterpart executed by it shall promptly thereafter also deliver a manually signed counterpart of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

MULTI-COLOR CORPORATION

By:	/s/ Mary T. Fetch
Name:	Mary T. Fetch
Title:	Vice President, Treasurer

COLLOTYPE INTERNATIONAL HOLDINGS PTY LIMITED

/s/ Dawn H. Bertsche
Company Secretary/Director

Dawn H. Bertsche
Name of Company Secretary/Director (print)

/s/ Mary T. Fetch
Company Secretary/Director

Mary T. Fetch
Name of Company Secretary/Director (print)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Rosanne Parsill
Name:	Rosanne Parsill
Title:	Assistant Vice President

WESTPAC BANKING CORPORATION, as Australian Administrative Agent

By:	/s/ Mathew Steinert
Name:	Mathew Steinert
Title:	Associate Director

BANK OF AMERICA, N.A., as a U.S. Sub-facility Lender, U.S. L/C Issuer and Swing Line Lender

By:	/s/ Shawna Elkus
Name:	Shawna Elkus
Title:	Senior Vice President

WESTPAC BANKING CORPORATION, as an Australian Sub-facility Lender and Australian L/C Issuer

By:	/s/ Mathew Steinert
Name:	Mathew Steinert
Title:	Associate Director

BMO CAPITAL MARKETS FINANCING, INC., as a U.S. Sub-facility Lender

By:	/s/ Pam Schwartz
Name:	Pam Schwartz
Title:	Director

KEYBANK NATIONAL ASSOCIATION, as a U.S. Sub-facility Lender

By:	/s/ Gene Fugate
Name:	Gene Fugate
Title:	SVP & City President

PNC BANK, NATIONAL ASSOCIATION, as a U.S. Sub-facility Lender

By:	/s/ Jeffrey L. Stein
Name:	Jeffrey L. Stein
Title:	Vice President

FIFTH THIRD BANK, as a U.S. Sub-facility Lender

By:	/s/ Kelly Wolski
Name:	Kelly Wolski
Title:	Vice President

THE HUNTINGTON NATIONAL BANK, as a U.S. Sub-facility Lender

By:	/s/ Joe Tonges
Name:	Joe Tonges
Title:	AVP

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Sub-facility Lender

By:	/s/ F. August Haug
Name:	F. August Haug
Title:	Assistant Vice President

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